NEWS
Larry Gathof
Yum Treasurer

YUM! BRANDS, INC. ANNOUNCES PRICING OF NOTES OFFERING

LOUISVILLE, KY - June 2, 2016 - Yum! Brands, Inc. (NYSE: YUM) (the “Company”) today announced that certain subsidiaries that operate the Company’s KFC, Pizza Hut and Taco Bell businesses have priced their previously announced notes offering and have agreed to issue and sell $1.05 billion aggregate principal amount of 5.00% Senior Notes due 2024 and $1.05 billion aggregate principal amount of 5.25% Senior Notes due 2026 (collectively, the “Notes”). The Notes will be sold to investors at par.

The aggregate principal amount of Notes to be issued in the offering was decreased from the previously announced $2.3 billion to $2.1 billion because the aggregate principal amount of the Company’s new Senior Secured Credit Facilities will be increased from $2.3 billion to $2.5 billion, consisting of a $500 million term loan A facility and a $2.0 billion term loan B facility along with an undrawn $1.0 billion revolving credit facility.

The Notes will be guaranteed on a senior unsecured basis by the Company and the Company’s domestic subsidiaries that will guarantee the new Senior Secured Credit Facilities. Net proceeds from the offering of the Notes, together with the proceeds from the new Senior Secured Credit Facilities, will be used to fund a return of capital to shareholders, repay borrowings under the Company’s existing revolving credit facility, pay associated transaction fees and expenses, and for general corporate purposes. The closing of the Notes offering is scheduled to occur on June 16, 2016, subject to customary closing conditions.

The Notes have not and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements. Accordingly, the Notes will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Contacts

Yum! Brands, Inc.

Analysts:
Donny Lau, 888/298-6986
Senior Director, Investor Relations & Corporate Strategy

or

Elizabeth Grenfell, 888/298-6986
Director, Investor Relations

or

Media:
Virginia Ferguson, 502/874-8200
Director, Public Relations